Exhibit 99.1

PRESS RELEASE

CONTACT:  MICHAEL SENKEN

PHONE:  (770) 651-9100

MIMEDX ANNOUNCES RECORD THIRD QUARTER RESULTS

Marietta, Georgia, October 30, 2013, (PR Newswire) -- MiMedx Group, Inc.  (NASDAQ: MDXG), an integrated developer, manufacturer and marketer of patent protected regenerative biomaterials and bioimplants processed from human amniotic membrane, announced today its results for the quarter ended September 30, 2013.

Highlights of third quarter of 2013 results include:
•	Revenue exceeds high end of guidance ( 8th consecutive quarter of meeting or exceeding upper end of guidance)
•	Revenue increased more than 100% over third quarter of 2012
•	Nine-month revenue increased nearly 150% over same period of 2012
•	7th consecutive quarter of positive Adjusted EBITDA
•	Quarterly Cash Flow from Operations Positive for the First time in Company History
•	Company reiterates increased lower end of 2013 full year revenue guidance

Third Quarter 2013 Results
The Company recorded record revenue for the quarter ended September 30, 2013, with revenue of $16.1 million, an increase of more than 100% over third quarter of 2012 revenue of $8.0 million. The Company’s third quarter gross margins were 87% as compared to gross margins of 82% in the third quarter of last year.  Earnings before interest, taxes, depreciation, amortization and share based compensation (Adjusted EBITDA*) for the third quarter of 2013 were $1.9 million, a $1.1 million  or  156% improvement, as compared to the Adjusted EBITDA of $726,000 for the third quarter of 2012. The Net Loss for the third quarter of 2013 was $307,000 as compared to net loss of $4.2 million in the prior year third quarter. The prior year Net Loss included a $1.8 million Intangible Asset impairment charge and a $1.3 million charge related to the fair value adjustment of the earn-out liability related to the acquisition of Surgical Biologics.

For the nine months ended September 30, 2013, the Company recorded record revenue of $41.2 million, an increase of nearly 150% over revenue of $16.5 million recorded for the first nine months of 2012. The Company’s gross margins for the nine months ended September 30, 2013 were 85% as compared to 79% in the same period of last year.  Earnings before interest, taxes, depreciation, amortization and share based compensation (Adjusted EBITDA*) for the nine months ended September 30 2013 were $4.1 million, a $2.2 million  or 111% improvement, as compared to the Adjusted EBITDA  of $2.0 million for the same nine months of 2012. The Net Loss for the nine months ended September 30, 2013, was $2.7 million, as compared to the Net Loss of $6.1 million in the prior year  same period. The prior year Net Loss included a $1.8 million Intangible Asset impairment charge and a $1.3 million charge related to the fair value adjustment of the earn-out liability related to the acquisition of Surgical Biologics.

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

Management Commentary on Third Quarter Results
Parker H. “Pete” Petit, Chairman and CEO, stated, “We are pleased with our performance this quarter. We exceeded the $16.0 million upper range of our goal and achieved greater than a 100% increase over our 2012 third quarter revenue. This was our 8th straight quarter where we met or exceeded the upper end of our revenue forecast. In the quarter, we continued to produce strong gross margins while we invested in additional clinical trials to position us for future growth. We are equally pleased with our progress on our bottom line as we recorded our seventh consecutive quarter of positive Adjusted EBIDTA. This remains a heightened focus for our management team to continually balance our EBITDA growth with the investments in our sales organization and clinical studies, which are both required to drive our revenue growth.

MiMedx third quarter revenue growth was primarily driven by wound care sales. Sequentially, third quarter wound care revenue grew 25% over second quarter, and Surgical & Sports Medicine revenue grew 10% over the second quarter of  2013. “Early in this year, we began the build out of our sales force dedicated to the commercial sector of the wound care market. We are very pleased with the results this new sales team is generating. Our 2013 year-to-date wound care revenue is up by nearly 260% over last year.  With six of the nine Medicare Contractors agreeing to reimburse for our EpiFix® wound care tissue grafts, we are beginning to see the impact that this sales channel can have on the Company’s growth.  Aggressively pursuing these reimbursement approvals remains a critical priority for our Company,” added Petit.

Bill Taylor, President and COO, commented, “During the quarter our R&D expenses were up by more than 50% over last year. Our increase in R&D expenditures is primarily driven by the aggressive schedule of clinical studies that we are conducting to accelerate the pace of reimbursement approvals from the payers. We are confident that these initiatives will play a large part in our revenue growth.  We will soon be embarking on the next stage of our direct sales force expansion.  At the end of the quarter, we had 66 sales executives in our direct sales force. We expect to expand our direct sales force to between 70 to 80 sales executives by the end of the year.”

FDA Update
On October 28, 2013, MiMedx concluded a meeting with the Food and Drug Administration (“FDA”) in which the Company presented its basis for concluding that its micronized products are minimally manipulated and meet the criteria for regulation solely under Section 361 of the Public Health Service Act and 21 CFR 1271 of the FDA’s regulations. The FDA acknowledged the Company’s presentation included new information that they would review and consider, and they committed to responding in a timely fashion. Upon completing their review, we hope the FDA will agree with our position. Countless patients benefit from the clinical effectiveness of our micronized products, and we will work with the FDA on a regulatory solution that ensures our micronized products are available for these patients. These solutions could include, among other things, one or more of the following: labeling changes, changes to the product, changes to the process, or submission of a Biologics License Application.

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

Balance Sheet and Cash Flow
Total assets increased by $10.1 million to $45.3 million as of September 30, 2013. Cash on hand as of September 30, 2013, was $6.1 million, a decrease of approximately $700,000, as compared to $6.7 million, as of December 31, 2012.  Cash increased by $1.9 million as compared to the cash balance as of June 30, 2013. Cash flow from operating activities for the quarter was a positive $1.7 million and marks the first time in company history that the company recorded positive quarterly cash flow from operations. On a year to date basis, cash flows from operating activities is a negative $1.1 million, compared to a negative $2.5 million for the same nine month period in 2012.

Accounts receivable increased to $13.7 million from $7.7 million as of December 31, 2012, due to the higher sales volume and the buildup of commercial wound care sales. In preparation for increased demand in commercial wound care sales in subsequent quarters, inventory increased by $1.5 million to $4.5 million. Total liabilities decreased from $15.2 million as of December 31, 2012 to $9.8 million as of September 30, 2013. The decline in total liabilities was primarily the result of conversion of the senior secured promissory notes and the final payout of the earnout related to the acquisition of Surgical Biologics. Stockholders’ equity increased by $15.5 million to $35.5 million as of the end of the quarter.

GAAP Earnings
The Company recorded a Net Loss of $307,000, or $0.00 per diluted common share, for the quarter ended September 30, 2013, as compared to the Net Loss of $4.2 million, or $0.05 per diluted common share, recorded for the quarter ended September 30, 2012. The Net Loss includes a total of $2.1 Million in non-cash related expenses including $1.7 million in share based compensation expense, $260,000 in amortization of intangibles and $185,000 in depreciation expense. The Net Loss for the same period in 2012 included $4.9 million in non-cash related charges. The Company recorded a Net Loss of $2.7million for the nine months ended September 30, 2013, or $.03 per diluted common share, as compared to a Net Loss of $6.1 million, or $0.07 per diluted common share, for the nine months ended September 30, 2012.

In the third quarter of 2013, Research and Development expenses were $1.3 million or 8% of Net Sales, an increase of $449,000 over the third quarter of 2012 expenses due to the accelerated investment in clinical trials for reimbursement purposes. Research and Development expenses were $3.5 million, or 8% of Net sales, as compared to $1.8 million, or 11% of Net sales, for the same period in 2012. Selling, general and administrative expenses for the third quarter were $12.7 million, or 79% of Net Sales, a $7.0 million increase over third quarter of 2012 expenses of $5.8 million. These increases were due to the continuation of the buildup of the Company’s direct sales force in the government accounts and commercial accounts sales channels. The addition of key management and infrastructure related resources necessary to support the Company’s growth, including key resources in support of our reimbursement activities also impacted the increase in Selling, general and administrative expenses. Selling, general and administrative expenses for the nine months ended September 30, 2013, were $32.0 million, or 78% of Net Sales, as compared to $11.4 million, or 69% of Net sales for the nine months ended September 30, 2012.

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

Use of non-GAAP financial measures
Management has disclosed adjusted financial measurements in this press announcement that present financial information that is not in accordance with generally accepted accounting principles (GAAP). These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company's on-going financial performance from quarter-to-quarter and year-to-year on a regular basis, and for benchmarking against other medical technology companies. Adjusted EBITDA* is earnings before interest, taxes, depreciation, amortization, share-based compensation, non-cash impairment and earn out liability charges. For a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, see accompanying table to this release. Adjusted financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider adjusted measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Revenue Breakdown
The Company distinguishes its revenue breakdown among three primary regenerative medicine specialties, “Wound Care,” “Surgical & Sports Medicine,” and “Other,” and reports its revenue in these categories.  Revenue for the Company’s EpiFix® grafts comprises the Wound Care category. Its Surgical & Sports Medicine specialty is comprised of the Company’s injectable, orthopedic and surgical applications for its AmnioFix® grafts. The “Other” category of the MiMedx regenerative medicine specialties includes the Company’s tissue revenue from its dental and ophthalmic applications and products from its HydroFix® technology. In the third quarter of 2013, Wound Care represented 57% of MiMedx revenue, Surgical & Sports Medicine represented 38% of revenue and 5% of MiMedx revenue was attributed to the “Other” revenue category.

The Company also provides a revenue breakdown in terms of customer type between government and commercial accounts. Government accounts include the Veterans Administration as well as the Department of Defense and Indian Health Services. Commercial sales would include sales through distributors, OEM sales and direct sales to non-government accounts. For the quarter ended September 30, 2013 Government sales represented 58% and Commercial sales represented 42% of revenue. For the nine months ended September 30, 2013 Government sales represented 61% and Commercial sales represented 39% of total revenue.

Outlook for Fourth Quarter and Full Year 2013
The Company reaffirmed its previously communicated guidance for full year 2013 in which the lower end of the range was increased. The 2013 full year revenue is forecasted to be in the range of $57 million to $60 million. The Company’s goal for the fourth quarter of 2013 is revenue to be in the range of $15.8 million to $18.8 million.

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

At the end of the second quarter, MiMedx had increased the lower end of its full year 2013 revenue range from $50 million to $54 million. Following the third quarter and in advance of this release, MiMedx again increased the lower end of its 2013 full year revenue guidance to $57 million. With both increases in the lower end of the guidance range, the upper end of the guidance has remained at $60 million.

Earnings Call
MiMedx management will host a live broadcast of its first quarter results conference call on Wednesday, October 30, 2013, beginning at 10:30 a.m. eastern time.  A listen-only simulcast of the MiMedx Group conference call will be available online at the Company’s website at www.mimedx.com or at www.earnings.com.  A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast.  The replay can also be found on the Company’s website at www.mimedx.com or at www.earnings.com.

About MiMedx
MiMedx® is an integrated developer, manufacturer and marketer of patent protected regenerative biomaterial products and bioimplants processed from human amniotic membrane. “Innovations in Regenerative Biomaterials" is the framework behind our mission to give physicians products and tissues to help the body heal itself. Our biomaterial platform technologies include AmnioFix® and EpiFix®, our tissue technologies processed from human amniotic membrane that is derived from donated placentas. Through our donor program, mothers delivering full-term Caesarean section births can elect in advance of delivery to donate the placenta in lieu of having it discarded as medical waste. We process the human amniotic membrane utilizing our proprietary PURION® process, to produce a safe and effective implant. MiMedx® is the leading supplier of amniotic tissue, having supplied over 190,000 allografts to date to distributors and OEMs for application in the Wound Care, Surgical, Sports Medicine, Ophthalmic and Dental sectors of healthcare.

Safe Harbor Statement
This press release includes statements that look forward in time or that express management’s beliefs, expectations or hopes.  Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, management’s success in balancing EBITDA growth and investments in sales and R&D to fuel revenue growth, the anticipated expansion of the Company’s direct sales force, the Company’s ability to accelerate the pace of reimbursement approvals, the demand in commercial wound care sales in future quarters, the Company’s position that its micronized products are minimally manipulated, the timing and substance of the FDA’s response to the Company’s presentation, the available regulatory solutions and the ability to continue to market our micronized products, and the Company’s revenue goals for fourth quarter and the full year. .  Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that management does not strike a successful balance between EBITDA growth and investments in sales and R&D, that the Company does not hire as many sales professionals as anticipated or that hiring is delayed, that the Company does not receive reimbursement approvals as anticipated or that such approvals do not impact revenue growth as anticipated, that the demand in commercial wound care is not as anticipated, that the issues raised by the FDA are not timely or favorably resolved, that the Company is unable to sell its micronized product under the current regulatory pathway, or at all, that the Company’s revenues for fourth quarter and full year 2013 are lower than anticipated,, and the risk factors detailed from time to time in the Company’s periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2012, and its most recent Form 10-Q. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company’s disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net sales	$16,115,708	$7,954,046	$41,186,943	$16,544,110
Cost of sales	2,113,438	1,425,336	6,216,940	3,499,117
Gross margin	14,002,270	6,528,710	34,970,003	13,044,993

Operating expenses:
Research and development expenses	1,287,361	838,690	3,458,585	1,748,847
Selling, general and administrative expenses	12,711,225	5,756,559	31,948,607	11,443,611
Impairment of intangible assets	-	1,798,495	-	1,798,495
Fair value adjustment of earn-out liability	-	1,320,000	-	1,320,000
Amortization of intangible assets	259,575	449,692	789,809	1,117,646

Operating income (loss)	(255,891)	(3,634,726)	(1,226,998)	(4,383,606)

Other income (expense), net
Amortization of debt discount	-	(439,064)	(1,328,439)	(1,222,290)
Interest expense, net	(4,527)	(145,582)	(32,503)	(451,196)

Income (loss) before income tax provision	(260,418)	(4,219,372)	(2,587,940)	(6,057,092)
Income tax provision	(46,700)	-	(96,975)	-

Net Income (loss)	$(307,118)	$(4,219,372)	$(2,684,915)	$(6,057,092)

Net income (loss) per common share - basic and diluted	$(0.00)	$(0.05)	$(0.03)	$(0.07)
		.
Weighted average shares outstanding - basic and diluted	96,914,856	84,493,164	95,429,988	84,091,014

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
ASSETS

	September 30, 2013	December 31, 2012
	(unaudited)
Current assets:
Cash and cash equivalents	$6,061,756	$6,754,485
Accounts receivable, net	13,706,524	7,653,561
Inventory, net	4,533,062	3,022,784
Prepaid expenses and other current assets	1,544,369	657,961

Total current assets	25,845,711	18,088,791

Property and equipment, net of accumulated depreciation of $2,694,005 and $2,279,840, respectively	3,761,633	1,071,625
Goodwill	4,040,443	4,040,443
Intangible assets, net of accumulated amortization of $5,638,565 and $4,848,756, respectively	11,648,506	11,911,749
Deposits and other long term assets	-	70,000

Total assets	$45,296,293	$35,182,608

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,205,778	$1,251,684
Accrued compensation	4,560,380	2,753,237
Accrued expenses	1,410,159	990,697
Other current liabilities	155,077	75,154
Total current liabilities	8,331,394	5,070,772

Earn-out liability payable in MiMedx common stock	-	5,792,330
Convertible Senior Secured Promissory Notes, net	-	4,012,442
Other Liabilities	1,426,469	299,762
Total liabilities	9,757,863	15,175,306

Commitments and contingencies (Note 11)

Stockholders' equity:
Preferred stock; $.001 par value; 5,000,000 shares authorized and 0 shares issued and outstanding	-	-
Common stock; $.001 par value; 130,000,000 shares authorized; 97,686,013 issued and 97,636,013 outstanding for 2013 and 88,423,169 issued and 88,373,169 outstanding for 2012	97,686	88,423
Additional paid-in capital	107,834,381	89,627,601
Treasury stock (50,000 shares at cost)	(25,000)	(25,000)
Accumulated deficit	(72,368,637)	(69,683,722)
Total stockholders' equity	35,538,430	20,007,302

Total liabilities and stockholders' equity	$45,296,293	$35,182,608

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,
	2013	2012

Cash flows from operating activities:
Net income (loss)	$(2,684,915)	$(6,057,092)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	414,165	354,425
Loss on fixed asset disposal	8,359	-
Amortization of intangible assets	789,809	1,117,646
Impairment of intangible assets	-	1,798,495
Amortization of debt discount and deferred financing costs	1,328,439	1,222,290
Share-based compensation	4,155,005	1,755,669
Change in fair value of earn-out liability	-	1,320,000
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(6,052,963)	(4,278,205)
Inventory	(1,510,278)	(1,089,733)
Prepaid expenses	(913,644)	(382,051)
Other assets	70,000	19,213
Accounts payable	954,094	(39,139)
Accrued compensation	1,807,143	1,393,016
Accrued expenses	419,462	92,986
Accrued interest	(41,641)	312,775
Other liabilities	132,302	(1,408)
Net cash flows from operating activities	(1,124,663)	(2,461,113)

Cash flows from investing activities:
Purchases of equipment	(2,008,407)	(401,864)
Patent application costs	(526,566)	-
Net cash flows from investing activities	(2,534,973)	(401,864)

Cash flows from financing activities:
Proceeds from exercise of warrants	1,480,124	5,925,539
Proceeds from exercise of stock options	1,516,580	885,034
Repayment of convertible debt related to acquisition	-	(427,126)
Payment of equipment lease	(29,797)	(11,002)
Repurchase of warrants	-	(568)
Net cash flows from financing activities	2,966,907	6,371,877

Net change in cash	(692,729)	3,508,900

Cash and cash equivalents, beginning of period	6,754,485	4,112,326
Cash and cash equivalents, end of period	$6,061,756	$7,621,226

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

MiMedx Group, Inc. and Subsidiaries
Non-GAAP Financial Measures and Reconciliation

As used herein, “GAAP”, refers to generally accepted accounting principles in the United States.  We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered “Non-GAAP financial measures” under Regulation G.  We have provided below for your reference, supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Reconciliation of Net Loss to “Adjusted EBITDA” defined as Earnings before Interest, Taxes, Depreciation, Amortization and Share Based Compensation:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net Income (loss) (Per GAAP)	$(307,118)	$(4,219,372)	$(2,684,915)	$(6,057,092)

Add back:
Income Taxes	46,700	-	96,975	-

Financing expense associated with beneficial conversion of note payable issued in conjunction with acquisition	-	3,821	-	170,509

Financing expense associated with beneficial conversion of Line of Credit with Related Party	-	181,224	-	343,527

Financing expense associated with beneficial conversion of Senior Secured Promissory Notes	-	254,019	1,328,439	708,254

Other interest expense, net	4,527	145,582	32,503	451,196

Depreciation Expense and loss on fixed asset disposal	184,590	122,934	422,524	354,425
Amortization Expense	259,575	449,692	789,809	1,117,646
Share Based Compensation	1,667,766	669,469	4,155,005	1,755,669
Impairment of Intangible Assets	-	1,798,495	-	1,798,495
Fair Value Adjustment of Earn-out Liability	-	1,320,000	-	1,320,000
Adjusted EBITDA	$1,856,040	$725,864	$4,140,340	$1,962,629

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com